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                                                                   Exhibit 23(a)

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of Wellman, Inc. for the registration of 4,502,143 shares of Series A Preferred Stock, 6,700,000 shares of Series B Preferred Stock, Warrants to purchase 2,500,000 shares of common stock, and 37,140,342 shares of common stock and to the incorporation by reference therein of our report dated February 18, 2004, with respect to the consolidated financial statements of Wellman, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2003 and the related financial statement schedules included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Charlotte, North Carolina
December 30, 2004